                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement         |_|  Confidential, for Use of the
                                              Commission Only (as permitted by
|X|  Definitive Proxy Statement               Rule 14A-6(E)(2))

|_|  Definitive Additional Materials

|_|  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       EQUITY RESIDENTIAL PROPERTIES TRUST
    ------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No Fee required.

|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)     Title of each class of securities to which transaction applies:

               _________________________________________________________________

        2)     Aggregate number of securities to which transaction applies:

               _________________________________________________________________

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

               _________________________________________________________________

        4)     Proposed maximum aggregate value of transaction: ________________

        5)     Total fee paid: _________________________________________________

|_|     Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)     Amount previously paid: _________________________________________

        2)     Form, Schedule or Registration Statement No.: ___________________

        3)     Filing party: ___________________________________________________

        4)     Date filed: _____________________________________________________

Notes:

                                    [LOGO]

                     ---------------------------------------

                               NOTICE OF THE 1999
                         ANNUAL MEETING OF SHAREHOLDERS

                     ---------------------------------------

Dear Equity Residential Shareholder:

         The trustees and officers of Equity Residential Properties Trust cordially invite you to attend our 1999 Annual Meeting of Shareholders. This year's meeting will be held on Monday, May 17, 1999, at 10:00 a.m., at One North Franklin Street, Third Floor, Chicago, Illinois. At the meeting we will consider and take action on the following proposals:

         (1) Elect five trustees to the Board of Trustees to terms expiring in 2002;

         (2) Approve an amendment to Equity Residential's Share Option and Share Award Plan; and

         (3) Attend to any other business properly before the meeting.

         Your Board of Trustees recommends that you vote for each of the proposals. Shareholders of record at the close of business on March 18, 1999 are entitled to vote at the meeting and at any adjournments that may take place.

         This year in addition to being able to vote by signing, dating and mailing the enclosed proxy card in the envelope provided, you may instead vote by using a toll-free telephone number or the Internet. If you have access to a computer, using the Internet is an easy way to cast your vote. If you attend the meeting and prefer to vote in person, you may do so. Your vote is very important. Whether you plan to attend the meeting or not, we encourage you to vote as soon as possible so that your shares will be represented at the meeting.

                                   Sincerely,

                                   /s/ Bruce C. Strohm

                                   Bruce C. Strohm
                                   Executive Vice President, General Counsel
                                    and Secretary
Two North Riverside Plaza
Chicago, Illinois
March 31, 1999

                       EQUITY RESIDENTIAL PROPERTIES TRUST
                            TWO NORTH RIVERSIDE PLAZA
                             CHICAGO, ILLINOIS 60606

--------------------------------------------------------------------------------

                                 PROXY STATEMENT

--------------------------------------------------------------------------------

         This Proxy Statement contains information related to the Annual Meeting of Equity Residential Properties Trust ("Equity Residential" or the "Trust"), which will be held on Monday, May 17, 1999, at 10:00 a.m., at One North Franklin Street, Third Floor, Chicago, Illinois.

                            ABOUT THE ANNUAL MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

         At the Annual Meeting, shareholders will vote on the proposals regarding the election of trustees and the amendment to Equity Residential's Share Option and Share Award Plan. We sent you these proxy materials because our Board of Trustees is requesting that you allow your common shares to be represented at the meeting by the proxies named in the enclosed proxy card. This Proxy Statement summarizes information that we are required to provide you under the rules of the Securities and Exchange Commission ("SEC") and that is designed to assist you in voting your shares. On March 31, 1999, we began mailing these proxy materials to all shareholders of record at the close of business on March 18, 1999. Equity Residential will pay the cost of this proxy solicitation, which is expected to be nominal.

WHO IS ENTITLED TO VOTE?

         You will be entitled to vote your shares on each of the proposals if you held your shares as of the close of business on March 18, 1999. Each of the shares outstanding on that date is entitled to one vote on each of the proposals.

WHAT CONSTITUTES A QUORUM?

         The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on the record date of March 18, 1999, will constitute a quorum, permitting the meeting to conduct its business. As of the record date, a total of 118,838,358 common shares were outstanding and entitled to vote. If you have returned valid proxy instructions (whether in writing, by phone or by Internet) or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. Abstentions and broker non-votes count for quorum purposes, but we do not count abstentions or broker non-votes as votes for or against any proposal.

HOW DO I VOTE?

         YOUR VOTE IS IMPORTANT. Shareholders can vote in person at the Annual Meeting or by proxy. If you are a registered shareholder (that is, if you hold your shares in your own name and not through a broker or other nominee), there are three ways to vote by proxy:

         o BY TELEPHONE: You can vote by touch-tone telephone using the toll-free number 1-877-PRX-VOTE (1-877-779-8683) and following the instructions on the proxy card;

         o BY INTERNET: You can vote by Internet by going to the website at http://www.eproxyvote.com/eqr and following the instructions provided; or

         o BY MAIL: You can vote by mail by signing, dating and mailing the enclosed proxy card in the envelope provided.

         Please note that if your shares are held in "street name" through a broker or other nominee, you will need to contact your broker or nominee to determine whether you will be able to vote by telephone or Internet.

         If you vote by proxy, the individuals named on the proxy card as representatives will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for trustee and whether your shares should be voted for or against the other proposal.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

         If no instructions are indicated on your properly voted proxy, the representatives holding proxies will vote in accordance with the recommendations of the Board. In summary, the Board recommends a vote for:

         o the election of the nominated slate of trustees; and
         o the amendment to the Share Option and Share Award Plan.

         With respect to any other matter that properly comes before the meeting, the representatives holding proxies will vote as recommended by the Board, or if no recommendation is given, in their own discretion.

CAN I REVOKE OR CHANGE MY PROXY?

         Yes, you may change or revoke your proxy at any time before the meeting. To do so, you must advise the Secretary of Equity Residential in writing before your shares are voted by the representatives at the meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, but attendance at the meeting will not by itself revoke a previously granted proxy.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

         ELECTION OF TRUSTEES. The affirmative vote of a plurality of all the votes cast at the meeting is required for the election of trustees, meaning that the five nominees for trustee with the most votes will be elected. A properly voted proxy marked "WITHHELD" with respect to the election of one or more trustees will not be voted with respect to the trustee or trustees indicated, although it will be counted for purposes of whether there is a quorum.

         PLAN AMENDMENT. The affirmative vote of a majority of all the votes entitled to be cast on the matter is required to approve the amendment to Equity Residential's Share Option and Share Award Plan. A properly voted proxy marked "ABSTAIN" with respect to this matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

         If you hold shares in "street name," your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters that are not routine. Therefore, unless you give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether a quorum exists.

HOW DO I DISCONTINUE FUTURE DUPLICATE COPIES OF ANNUAL REPORTS?

         Our 1998 Annual Report has been mailed to shareholders with this Proxy Statement. If more than one copy of the Annual Report is sent to your address, we will discontinue the mailing of reports on the account you select if you mark the designated box on the appropriate proxy card(s), or if you are a shareholder of record, if you call our transfer agent, EquiServe, toll-free at 1-800-733-5001, or follow the instructions provided if you are voting by Internet.

                                   PROPOSAL 1

                              ELECTION OF TRUSTEES

         BOARD OF TRUSTEES. The business and affairs of Equity Residential are managed under the direction of the Board, which consists of fourteen trustees. The Board has responsibility for establishing broad corporate policies and for the overall performance of Equity Residential rather than day-to-day operating details. Members of the Board are kept informed of Equity Residential's business by various reports and documents sent to them each month, as well as by reports presented at meetings of the Board and its committees by officers of Equity Residential.

         Our Declaration of Trust provides that our trustees are to be divided into three classes as nearly equal in number as possible, with each class having three-year terms that expire in successive years. The current term of five of our trustees expires at the 1999 Annual Meeting. The Board has nominated Samuel Zell, John W. Alexander, Henry H. Goldberg, Errol R. Halperin and Boone A. Knox for re-election to serve as trustees of Equity Residential until the 2002 meeting and until their successors are duly elected and qualified.

         GENERAL INFORMATION ABOUT THE NOMINEES. All of the nominees are presently trustees and each of them has consented to be named in this Proxy Statement and to serve if elected. In 1998 each of the nominees attended at least 80% of the meetings of the Board and committees on which the nominees served in that year, except Mr. Knox who attended two of the three meetings he was eligible to attend. Biographical information for each of the nominees is set forth below under the caption "Management."

         VOTE REQUIRED. The affirmative vote of a plurality of all the votes cast in person or by proxy at the meeting is required for the election of trustees. This means that the five nominees for trustee with the most votes will be elected. An abstention will have no effect on the outcome of the election of trustees.

         Although we know of no reason why any of the nominees would not be able to serve, if any nominee should become unavailable for election, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

         THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

                                   MANAGEMENT

TRUSTEES AND EXECUTIVE OFFICERS

         The following table and biographies provide certain information with respect to the trustees and executive officers of Equity Residential as of March 1, 1999.


            NAME     AGE                       POSITION
            ----     ---                       --------
Samuel Zell          57   Chairman of the Board of Trustees (term expires in 1999)
Douglas Crocker II   58   President, Chief Executive Officer and Trustee
                          (term expires in 2001)
John W. Alexander    52   Trustee (term expires in 1999)
Stephen O. Evans     53   Executive Vice President - Strategic Investments and Trustee (term expires in 2000)
Henry H. Goldberg    60   Trustee (term expires in 1999)
Errol R. Halperin    58   Trustee (term expires in 1999)
James D. Harper, Jr  65   Trustee (term expires in 2001)
Boone A. Knox        63   Trustee (term expires in 1999)
Edward Lowenthal     54   Trustee (term expires in 2000)
Jeffrey H. Lynford   51   Trustee (term expires in 2000)
Sheli Z. Rosenberg   57   Trustee (term expires in 2001)
Gerald A. Spector    52   Executive Vice President, Chief Operating Officer and Trustee
                          (term expires in 2001)
Michael N. Thompson  50   Trustee (term expires in 2001)
B. Joseph White      51   Trustee (term expires in 2000)
Alan W. George       41   Executive Vice President - Acquisitions
Edward J. Geraghty   49   Executive Vice President - Development and Asset Management
Michael J. McHugh    43   Executive Vice President, Chief Accounting Officer and Treasurer
David J. Neithercut  43   Executive Vice President and Chief Financial Officer
Gregory H. Smith     47   Executive Vice President - Asset Management
Bruce C. Strohm      44   Executive Vice President, General Counsel and Secretary
Frederick C. Tuomi   44   Executive Vice President - Property Management

         The following is a biographical summary of the experience of the trustees and executive officers of the Trust. Officers serve at the pleasure of the Board.

         Samuel Zell has been Chairman of the Board of the Trust since March 1993. Since January 1999, Mr. Zell has been chairman of Equity Group Investments, LLC, an investment company ("EGI LLC"). For more than five years prior to 1999, Mr. Zell had been chairman of the board of directors of Equity Group Investments, Inc., an owner, manager and financier of real estate and corporations ("EGI"). He is also chairman of the board of directors of Jacor Communications, Inc., an owner and operator of radio stations ("Jacor"), American Classic Voyages Co., an owner and operator of cruise lines, Anixter International Inc., a provider of integrated network and cabling systems ("Anixter"), Manufactured Home Communities, Inc., a real estate investment trust ("REIT") specializing in the ownership and management of manufactured home communities ("MHC"), Chart House Enterprises, Inc., an owner and operator of restaurants, and Capital Trust, Inc., a specialized finance company ("Capital Trust"). Mr. Zell is chairman of the board of trustees of Equity Office Properties Trust, a REIT specializing in the ownership and management of office buildings ("EOP"). He is a director of Fred Meyer, Inc., an owner and operator of supermarkets, Davel Communications, Inc., an operator of public payphones, and Ramco Energy plc, an independent oil company based in the United Kingdom.

         Douglas Crocker II has been Chief Executive Officer, President and a Trustee of the Trust since March 1993. Mr. Crocker has been a director of Wellsford Real Properties, Inc. ("WRP"), a publicly traded real estate merchant banking firm since its formation in June 1997, Ventas, Inc., a real estate company focusing on the ownership and acquisition of health care properties, since November 1998, and was a director of Horizon Group Inc., an owner, developer and operator of outlet retail properties from July 1996 to June 1998. Mr. Crocker has been president and chief executive officer of First Capital Financial Corporation, a sponsor of public limited real estate partnerships ("First Capital"), since December 1992, and a director of First Capital since January 1993. He was an executive vice president of Equity Financial and Management Company ("EF&M"), a subsidiary of EGI, providing strategic direction and services for EGI's real estate and corporate activities from November 1992 until March 1997. Mr. Crocker chairs and serves on boards or committees of various multi-family housing associations, including the National Multi-Housing Council and the Multifamily Council of the Urban Land Institute, and is a member of the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT").

         John W. Alexander has been a Trustee of the Trust since May 1993 and is the president of Mallard Creek Capital Partners, Inc., an investment company with interests in real estate and development entities. He is also a partner of Meringoff Equities, a real estate investment and development company, and a director of Jacor.

         Stephen O. Evans has been Executive Vice President - Strategic Investments and a Trustee of the Trust since December 23, 1997, the date of the merger of Evans Withycombe Residential, Inc. ("Evans"), a multifamily property REIT, into the Trust ("Evans Merger"). Prior to the Evans Merger, Mr. Evans served as the chairman of the board and chief executive officer of Evans since its formation in May 1994. Mr. Evans founded Evans Withycombe, Inc., the predecessor of Evans, in 1977 and served as its chairman of the board and chief executive officer from 1977 to 1994. Mr. Evans is a member of NAREIT, Lambda Alpha, a national land economic fraternity, and the Urban Land Institute.

         Henry H. Goldberg has been a Trustee of the Trust since January 1995. Mr. Goldberg is chairman of the board, chief executive officer and founder of The Artery Group, L.L.C., a diversified real estate company.

         Errol R. Halperin has been a Trustee of the Trust since May 1993. Mr. Halperin has been an attorney at the law firm of Rudnick & Wolfe since 1979, serving as a senior partner and a member of the firm's policy committee since 1981, and a director of Elkay Manufacturing Company, a manufacturer of stainless steel sinks, faucets, water coolers and cabinets, since 1980.

Mr. Halperin specializes in federal income tax counseling and real estate and corporate transactions.

         James D. Harper, Jr. has been a Trustee of the Trust since May 1993. Mr. Harper is the president of JDH Realty Co., a real estate development and investment company, and is the principal partner in AH Development, S.E. and AH HA Investments, S.E., special limited partnerships formed to develop over 400 acres of land in Puerto Rico. He is a trustee of EOP and a director of Burnham Pacific Properties Inc., a REIT that owns, develops and manages commercial real estate properties in California, and American Health Properties, Inc., a REIT specializing in health care facilities. Mr. Harper is also a trustee of the Urban Land Institute.

         Boone A. Knox has been a Trustee of the Trust since October 19, 1998, the date of the merger of Merry Land & Investment Company, Inc. ("Merry Land"), a multifamily property REIT, into the Trust ("Merry Land Merger"). Mr. Knox has been a director of Merry Land Properties, Inc. ("MRYP"), a publicly traded diversified real estate company, since its formation as part of the Merry Land Merger. Prior to the Merry Land Merger, Mr. Knox had been chairman of the board of Merry Land since December 1996. Mr. Knox has served as chairman of the board of directors of Regions Bank, Central Georgia since January 1997, and has been a director of Cousins Properties Incorporated, a REIT specializing in the ownership, development and management of retail and office buildings, since 1969, and The InterCept Group, Inc., a data processing company for community banks, since February 1998.

         Edward Lowenthal has been a Trustee of the Trust since June 1997, shortly after the merger of Wellsford Residential Property Trust ("Wellsford"), a multifamily property REIT, and the Trust on May 30, 1997 ("Wellsford Merger"). Mr. Lowenthal has been the president, chief executive officer and a director of WRP since its formation in January 1997, and had been the president and chief executive officer and a trustee of Wellsford since its formation in July 1992 until the Wellsford Merger. Mr. Lowenthal is a director of Corporate Renaissance Group, Inc., a mutual fund, Omega Healthcare, Inc., a healthcare REIT, Omega Worldwide, Inc., a health care finance company, and Great Lakes REIT, Inc., an office building REIT. He is also a member of the Board of Governors of NAREIT and a member of the New York bar.

         Jeffrey H. Lynford has been a Trustee of the Trust since June 1997, shortly after the Wellsford Merger. Mr. Lynford has been the chairman of the board and secretary of WRP since its formation in January 1997, and had been the chairman of the board and secretary of Wellsford since its formation in July 1992 until the Wellsford Merger, and the chief financial officer of Wellsford from July 1992 until December 1994. Mr. Lynford currently serves as a trustee emeritus of the National Trust for Historic Preservation and as a director of five mutual funds: Cohen & Steers Equity Income Fund, Inc., Cohen & Steers Realty Income Fund, Inc., Cohen & Steers Realty Shares, Inc., Cohen & Steers Special Equity Fund, Inc. and Cohen & Steers Total Return Realty Fund, Inc. He is also a member of the New York bar.

         Sheli Z. Rosenberg has been a Trustee of the Trust since March 1993. Ms. Rosenberg has been chief executive officer and president of EGI LLC since January 1999. From November 1994 until 1999, Ms. Rosenberg had been chief executive officer, president and a director of EGI. Ms. Rosenberg had been a principal of the law firm of Rosenberg & Liebentritt, P.C.

("R&L") from 1980 to 1997. Ms. Rosenberg is a trustee of EOP and is a director of Capital Trust, Jacor, MHC, Anixter, CVS Corporation, a drugstore chain, Illinois Power Co., a supplier of electricity and natural gas in Illinois, and its parent holding company, Illinova Corp.

         Gerald A. Spector has been a Trustee and Executive Vice President of the Trust since March 1993 and Chief Operating Officer of the Trust since February 1995. Mr. Spector was Treasurer of the Trust from March 1993 through February 1995. From January 1973 until January 1996, Mr. Spector was an officer of EF&M, most recently serving as vice president from November 1994 through January 1996. From September 1990 through November 1994, Mr. Spector was executive vice president and chief operating officer of EF&M. Mr. Spector was executive vice president and chief operating officer of EGI from January 1991 through January 1994.

         Michael N. Thompson has been a Trustee of the Trust since October 19, 1998, the date of the Merry Land Merger. Mr. Thompson has been president, chief operating officer and a director of MRYP since its formation as part of the Merry Land Merger. Prior to the Merry Land Merger, Mr. Thompson served as executive vice president and chief operating officer of Merry Land since December 1996, and as a vice president of Merry Land from August 1992 until December 1996.

         B. Joseph White has been a Trustee of the Trust since May 1993. Mr. White has been a professor at the University of Michigan Business School since 1987 and has served as the dean since 1991. Mr. White is a director of Kelly Services, Inc., a temporary services firm, Gordon Food Service, Inc., a midwestern food distribution company, the Cummins Engine Foundation, the philanthropic arm of Cummins Engine Co., a diesel engine manufacturer, and several mutual funds managed by Alger Management, Inc., including the Alger Fund, Alger American Fund, Alger Retirement Fund, Spectra Fund, and Castle Convertible Fund.

         Alan W. George has been Executive Vice President - Acquisitions of the Trust since February 1997, Senior Vice President - Acquisitions of the Trust from December 1995 until February 1997 and Vice President Acquisitions and asset manager of the Trust from August 1993 until December 1995.

         Edward J. Geraghty has been Executive Vice President - Development and Asset Management of the Trust since March 1998. Mr. Geraghty was a managing director - real estate of The Travelers Investment Group, Inc. from June 1995 to March 1998. Mr. Geraghty was an officer of The Travelers Realty Investment Company, a subsidiary of The Travelers Insurance Company, from July 1989 to January 1995, most recently serving as an executive vice president from December 1992 to June 1995.

         Michael J. McHugh has been an Executive Vice President of the Trust since January 1998, and Chief Accounting Officer and Treasurer of the Trust since February 1995. Mr. McHugh was Senior Vice President of the Trust from February 1995 until January 1998. From May 1990 until January 1995, Mr. McHugh was a senior vice president and chief financial officer of First Capital.

         David J. Neithercut has been Executive Vice President and Chief Financial Officer of the Trust since February 1995. Mr. Neithercut had been Vice President - Financing of the Trust from September 1993 until February 1995. Mr. Neithercut was a senior vice president - finance of EGI from January 1995 until February 1995, and a vice president - finance of Equity Asset Management, Inc., a subsidiary of EGI providing real estate ownership services, from October 1990 until December 1994.

         Gregory H. Smith has been Executive Vice President - Asset Management of the Trust since December 1994. Mr. Smith was a senior vice president of Strategic Realty Advisors, Inc., a real estate and advisory company, from January 1994 until December 1994. Mr. Smith was employed at VMS Realty Partners, a sponsor of public and private real estate limited partnerships, from June 1989 until December 1993, most recently serving as first vice president.

         Bruce C. Strohm has been Executive Vice President and General Counsel of the Trust since March 1995 and Secretary of the Trust since November 1995. Mr. Strohm was a Vice President of the Trust from March 1993 through March 1995 and an Assistant Secretary of the Trust from March 1995 through November 1995. Mr. Strohm was a vice president of R&L from January 1988 to March 1995, most recently serving as a member of the firm's management committee.

         Frederick C. Tuomi has been Executive Vice President - Property Management of the Trust since January 1994. Mr. Tuomi had been president of RAM Partners, Inc., a subsidiary of Post Properties, Inc., a multifamily property REIT, from March 1991 to January 1994.

MEETINGS AND COMMITTEES OF THE BOARD OF TRUSTEES

         MEETINGS. The Board held 20 meetings during 1998. All of the trustees attended at least 80% of the meetings of the Board and committees on which he or she served, except Mr. Knox who attended two of the three meetings he was eligible to attend, and Mr. Barry S. Sternlicht, who attended approximately 40% of the meetings. Mr. Sternlicht resigned from the Board as of December 8, 1998. The Board has standing Executive, Compensation and Audit Committees, and in 1998 created a Corporate Governance Committee, all of which are described below.

         EXECUTIVE COMMITTEE. The Executive Committee is comprised of Messrs. Alexander, Crocker, Thompson and Zell. Mr. Zell is the Chairman. The Executive Committee has the authority within certain parameters to acquire, dispose of and finance investments for the Trust, including the issuance of additional limited partnership interests ("OP units") in ERP Operating Limited Partnership (the "Operating Partnership"). The Executive Committee held one meeting in 1998.

         COMPENSATION COMMITTEE. The Compensation Committee, which is comprised entirely of trustees who are not officers or employees of the Trust, is comprised of Messrs. Halperin and Harper and Ms. Rosenberg. Mr. Harper is the Chairman. The Compensation Committee reviews and makes recommendations concerning proposals by management regarding compensation, bonuses, loans, employment agreements and other benefits and policies respecting such matters for the executive officers of the Trust. The Compensation Committee held six meetings in 1998.

         AUDIT COMMITTEE. The Audit Committee, which is comprised entirely of trustees who are not officers or employees of the Trust, is comprised of Messrs. White, Alexander, Halperin, Knox, Lowenthal and Lynford. Mr. White is the Chairman. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement with the independent public accountants, approves professional services provided by the independent public accountants, approves all related party transactions, considers the range of audit and non-audit fees and reviews the adequacy of the Trust's internal accounting controls. The Audit Committee held four meetings in 1998.

         CORPORATE GOVERNANCE COMMITTEE. The Corporate Governance Committee, established in May 1998, is comprised of Ms. Rosenberg and Messrs. Evans, Goldberg, Lowenthal and White. Ms. Rosenberg is the Chairman. The Corporate Governance Committee recommends to the full Board nominees for election as trustees to fill Board vacancies, considers nominations for elections as trustees submitted by shareholders, considers issues and makes recommendations concerning the size, composition and organization of the Board, including committee assignments, makes recommendations on the Board's practices and reviews other issues of corporate governance. The Corporate Governance Committee held one meeting in 1998.

COMPENSATION OF TRUSTEES

         Trustees who are not employees of the Trust and Mr. Evans each received an annual fee in 1998 of $40,000 for serving as trustees. In addition, trustees who serve on the Executive Committee, the Compensation Committee, the Audit Committee or the Corporate Governance Committee receive an additional $1,000 per year for each committee on which they serve. Committee chairs for the Audit Committee and the Compensation Committee receive an additional $4,000 per year, the Committee chair of the Executive Committee receives an additional $500 per year and the Committee chair of the Corporate Governance Committee receives an additional $1,500 per year. The Trust also reimburses the trustees of each committee for travel expenses incurred in connection with their activities on behalf of the Trust. Each trustee is also granted options to purchase 5,000 common shares at the current market price as of each annual meeting of shareholders. These options vest in approximately equal installments six months, one year and two years from the date of grant. In addition, in January 1998 Mr. Zell and Ms. Rosenberg were granted options to purchase 300,000 and 50,000 common shares, respectively, at the current market price as of the grant date. These options vest in equal installments over three years.

         The Trust has adopted an optional deferred compensation plan for its non-employee trustees pursuant to which these trustees may elect to contribute any percentage of their annual trustees' fees to a Supplemental Retirement Savings Plan on a tax deferred basis and use such contributions to purchase common shares under the Trust's 1996 Non-Qualified Employee Share Purchase Plan. Each trustee is immediately 100% vested in his or her common shares and is allowed to begin withdrawals over a one to ten year period following termination of his or her trusteeship. Each trustee has elected to join the deferred compensation plan and defer the taxation of all trustee's fees received.

                   SHARE OWNERSHIP OF TRUSTEES AND MANAGEMENT

         This table indicates, as of March 1, 1999, information regarding the beneficial ownership of the Trust's common shares by each trustee, its five most highly compensated executive officers at year end, and the trustees and all executive officers as a group.



                          NUMBER OF       SHARES UPON            PERCENT OF
                           COMMON         EXERCISE OF              COMMON
        NAME               SHARES(1)      OPTIONS(2)   TOTAL(1)   SHARES(1)
        ----             -----------      -----------  --------  ----------
Samuel Zell              3,076,331(3)      391,667   3,467,998   2.85%
Douglas Crocker II         271,029(4)      565,000     836,029      *
John W. Alexander            5,004          25,001      30,005      *
Stephen O. Evans           850,576(5)       40,167     890,743      *
Henry H. Goldberg          425,504(6)       15,001     440,505      *
Errol R. Halperin            5,711(7)       25,001      30,712      *
James D. Harper, Jr          4,586          25,001      29,587      *
Boone A. Knox            1,595,872(8)            0   1,595,872   1.34%
Edward Lowenthal           103,200(9)        5,001     108,201      *
Jeffrey H. Lynford          82,329           5,001      87,330      *
Sheli Z. Rosenberg          73,561(10)      85,000     158,561      *
Gerald A. Spector           89,109(11)     296,751     385,860      *
Michael N. Thompson        121,525(12)           0     121,525      *
B. Joseph White              5,400          25,001      30,401      *
Edward J. Geraghty          22,407          16,666      39,073      *
Alan W. George              19,910          75,832      95,742      *
Gregory H. Smith            17,538          94,999     112,537      *
Trustees and Executive
   Officers as a
   Group (21 persons)    6,854,459       2,121,587   8,976,046   7.20%

------------------------------
*   Less than 1%.

(1) In accordance with SEC regulations, assumes that all OP units, convertible preference units in the Operating Partnership and the Trust's convertible preferred shares of beneficial interest held by the person are exchanged for common shares, that none of the OP units, convertible preference units or convertible shares held by other persons are so exchanged, and that no options to acquire common shares held by other persons are exercised.

(2) Reflects common shares which may be acquired within 60 days after March 1, 1999 through the exercise of share options.

(3) Includes 2,431,350 OP units which are exchangeable on a one-for-one basis into 2,431,350 common shares. Also includes 30,000 common shares beneficially owned by the Samuel Zell Foundation. Mr. Zell disclaims beneficial ownership of 567,256 common shares (including the 30,000 common shares held by the Samuel Zell Foundation and assuming the exchange of 537,256 OP units) because the economic benefits with respect to such common shares are attributable to other persons.

(4) Includes 8,825 common shares beneficially owned by Mr. Crocker's spouse, as to which Mr. Crocker disclaims beneficial ownership. Also includes 175,000 common shares beneficially owned by MWC Partners, L.P. ("MWC"), of which Mr. Crocker is the sole general partner. The sole limited partner of MWC is a trust created for the benefit of Mr. Crocker's wife and Mr. Crocker's children.

(5) Includes 849,066 OP units which are exchangeable on a one-for-one basis into 849,066 common shares.

(6) Includes 263,347 OP units held by Mr. Goldberg, which are exchangeable on a one-for-one basis into 263,347 common shares; 5,998 Junior Convertible Preference Units which are exchangeable into 12,240 common shares; 48,078 OP units held by Mr. Goldberg's spouse, which are exchangeable on a one-for-one basis into 48,078 common shares; 6,047 Junior Convertible Preference Units which are exchangeable into 12,340 common shares; and 75,714 OP units held by GGL Investment Partners #1 ("GGL"), which are exchangeable on a one-for-one basis into 75,714 common shares. Mr. Goldberg is a general partner of GGL with a 66.67% percentage interest. Mr. Goldberg disclaims beneficial ownership of the interests held by his spouse and 33.33% of the interests held by GGL.

(7) Includes 1,000 common shares beneficially owned by Mr. Halperin's spouse, as to which Mr. Halperin disclaims beneficial ownership.

(8) Includes 1,173,950 common shares beneficially owned by Knox, Ltd., of which Mr. Knox is the general partner, and includes 3,178 common shares beneficially owned by BT Investments, of which Mr. Knox is the managing partner. Mr. Knox disclaims beneficial ownership of the common shares owned by Knox, Ltd. and BT Investments, except to the extent of his pecuniary interest in 151,116 common shares. Also includes 3,114 common shares beneficially owned by Mr. Knox's spouse and 424 common shares beneficially owned by Mr. Knox, not individually, but as custodian for his niece and nephew, as to all of which Mr. Knox disclaims beneficial ownership. Also includes 157,722 common shares beneficially owned by the Knox Foundation, of which Mr. Knox is the trustee, and includes 174,429 common shares beneficially owned by the Estate of Peter S. Knox III, of which Mr. Knox is the co-executor. Mr. Knox disclaims beneficial ownership of the common shares owned by the Knox Foundation and the Estate of Peter S. Knox III.

(9) Includes 726 common shares beneficially owned by Mr. Lowenthal's spouse, as to which Mr. Lowenthal disclaims beneficial ownership.

(10) Includes 600 common shares beneficially owned by Ms. Rosenberg's spouse, as to which Ms. Rosenberg disclaims beneficial ownership. Also includes 1,528 OP units which are exchangeable on a one-for-one basis into 1,528 common shares.

(11) Includes 33,500 common shares beneficially owned by Mr. Spector's spouse, and 2,337 common shares beneficially owned by Mr. Spector as custodian for his minor children, as to all of which Mr. Spector disclaims beneficial ownership. Also includes 1,683 OP units which are exchangeable on a one-for-one basis into 1,683 common shares.

(12) Includes 419 common shares beneficially owned by Mr. Thompson's children and 2,648 common shares beneficially owned by Mr. Thompson's spouse, as to all of which Mr. Thompson disclaims beneficial ownership.


                  SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS


         This table sets forth information with respect to persons who are known to own more than 5% of the Trust's outstanding common shares.


                                                   NUMBER OF              PERCENTAGE OF
                                                 COMMON SHARES               COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER         BENEFICIALLY OWNED (1)          SHARES (1)
------------------------------------         -----------------------      -------------
FMR Corp.(2)
   82 Devonshire Street
   Boston, MA 02109                              10,226,044                    8.65%

The Prudential Insurance Company of America (3)
   171 Broad Street
   Newark, NJ 07102                               6,476,790                    5.48%

---------------------------
(1) The number of common shares beneficially owned is calculated as of December 31, 1998 and is based on SEC regulations governing the determination of beneficial ownership of securities.

(2) Pursuant to a Schedule 13G filed with the SEC effective as of December 31, 1998, FMR Corp. may have direct or indirect voting and/or investment discretion over these common shares which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. FMR Corp. is reporting the combined holdings of these entities for the purpose of administrative convenience.

(3) Pursuant to a Schedule 13G filed with the SEC effective as of December 31, 1998, The Prudential Insurance Company of America may have direct or indirect voting and/or investment discretion over these common shares which are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Prudential is reporting the combined holdings of these entities for the purpose of administrative convenience.

                             EXECUTIVE COMPENSATION

         The following tables show compensation for services to the Trust of the persons who during 1998 were the Chief Executive Officer and the other four most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE


                                                                   LONG-TERM COMPENSATION
                                                             ------------------------------------
                                   ANNUAL COMPENSATION                AWARDS            PAYOUTS
                                   -------------------       -------------------------  -------
                                                                                         LONG-
                                                             RESTRICTED     NUMBER       TERM
         NAME AND                                               SHARE     OF OPTIONS    INCENTIVE   ALL OTHER
    PRINCIPAL POSITION      YEAR  SALARY(1)    BONUS(2)      AWARDS (3)   GRANTED(4)     PAYOUTS  COMPENSATION(5)
    ------------------      ----  ---------    --------      ----------  -------------  --------- ---------------
Douglas Crocker II          1998   $650,000     $625,000       $624,996      165,000      $0          $9,600
President and Chief         1997    500,000      625,000        624,976      457,500       0           9,600
Executive Officer           1996    500,000      325,013        324,987      105,000       0           9,000

Gerald A. Spector           1998    400,000      300,000        299,999       80,000       0           9,600
Executive Vice President    1997    375,000      287,500        287,500      192,500       0           9,600
and Chief Operating Officer 1996    360,000      200,011        199,989       80,000       0           9,000

Edward J. Geraghty          1998    240,000(6)   150,000        576,767       50,000       0         148,357
Executive Vice President -  1997          0            0              0            0       0               0
Development and             1996          0            0              0            0       0               0
Asset Management

Alan W. George              1998    251,923      130,000        129,966       50,000       0          64,200
Executive Vice President -  1997    200,000      137,500        137,465       25,000       0          54,315
Acquisitions                1996    140,000       62,501         62,499       17,500       0           9,000

Gregory H. Smith            1998    260,000      125,000        124,983       40,000       0          82,608
Executive Vice President -  1997    250,000      125,000        124,995       25,000       0          54,315
Asset Management            1996    225,000       62,501         62,499       40,000       0           9,000

-----------------------
(1) Compensation deferred at the election of named officers is included in the category and year it would have otherwise been reported had it not been deferred.

(2) Cash bonuses are reported in the year earned, even if paid in a subsequent year.

(3) The named executives received restricted common shares as one-half of their annual bonuses. These common shares vest upon completion of two years of continuous employment following the date of grant. The dollar amount shown equals the number of restricted common shares granted multiplied by the fair market value of the common shares on the grant date ($40.1875 in 1998; $50.6875 in 1997; and $41.50 in 1996) and, in the case of Mr. Geraghty, reflects the additional value of 8,985 restricted common shares issued on March 2, 1998 at a price of $47.50 to induce Mr. Geraghty to join Equity Residential. Mr. Geraghty's restricted common shares vest as follows: 4,080 on January 24, 1999; 2,500 on January 22, 2000; and 2,405 on January 22, 2001, assuming his continued employment as of such dates. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the common shares. Distributions are paid on all restricted common shares at the same rate as on unrestricted common shares. The total number of restricted common shares awarded to each named executive officer for the years of 1998, 1997, and 1996, respectively, were: Mr. Crocker - 15,552, 12,330, and 7,831; Mr. Spector - 7,465, 5,672, and 4,819; Mr. Geraghty - 12,717
      (1998); Mr. George - 3,234, 2,712, and 1,506; and Mr. Smith - 3,110,
      2,466, and 1,506. As of December 31, 1998, the number and value of total restricted common shares held by the above officers is: Mr. Crocker - 27,882 shares ($1,123,993); Mr. Spector - 13,137 shares ($529,585); Mr.
      Geraghty - 12,717 shares ($512,654); Mr. George - 5,946 shares ($239,698);
      and Mr. Smith - 5,576 shares ($224,782).

(4)   Shares underlying options are reported in the year granted.

(5) Principally includes employer contributions to Equity Residential's 401(k) Plan, and for Mr. Geraghty, $63,357 in reimbursements related to his relocation to Chicago. This column also reflects the dollar value of life insurance premiums paid for the purchase of split-dollar life insurance policies for the following executive officers: Mr. Geraghty: 1998 - $85,000; Mr. George: 1998 - $54,600 and 1997 - $44,715; and Mr. Smith:
      1998 - $73,008 and 1997 - $44,715. While the executive is the owner of such policy, upon the executive's death, the Trust will receive from the death benefits all premiums paid by it on the executive's behalf, plus 10% interest per annum on such premium payments for up to 10 years of such premium payments (collectively, "Trust Premiums"), and the executive's beneficiary will receive the balance of the death benefits. In addition, the executive is entitled to 50% of the cash surrender value of the policy at age 62, and 50% at age 65. Upon the executive's termination of employment prior to age 62, the executive must borrow against the policy or partially surrender the policy in an amount sufficient to repay the Trust Premiums to the Trust.

(6) Reflects the salary paid between March 2, 1998 (Mr. Geraghty's hire date) and December 31, 1998. Mr. Geraghty's annualized salary in 1998 was $300,000.

                              OPTION GRANTS IN 1998

                                                                                       POTENTIAL REALIZABLE VALUE AT
                                          % OF TOTAL                                      ASSUMED ANNUAL RATES OF
                                           OPTIONS                                     SHARE PRICE APPRECIATION FOR
                           NUMBER OF      GRANTED TO      EXERCISE                            OPTION   TERM(2)
                            OPTIONS       EMPLOYEES      PRICE PER     EXPIRATION      -----------------------------
         NAME             GRANTED(1)       IN 1998         SHARE           DATE             5%               10%
         ----             ----------      ----------     ---------    -----------      -----------       -----------
Douglas Crocker II           160,000       10.18          $50.6875       1/07/08       $ 5,100,335       $12,925,251
                               5,000        0.32           49.25         5/14/08           154,865           392,459
Gerald A. Spector             75,000        4.77           50.6875       1/07/08         2,390,782         6,058,711
                               5,000        0.32           49.25         5/14/08           154,865           392,459
Edward J. Geraghty            50,000        3.18           47.50         3/02/08         1,493,624         3,785,138
Alan W. George                50,000        3.18           50.6875       1/07/08         1,593,854         4,039,141
Gregory H. Smith              40,000        2.55           50.6875       1/07/08         1,275,083         3,231,312

----------------------------
(1) All options are granted at the fair market value of the common shares at the date of grant. Options granted are for a term of not more than ten years from the date of grant and vest in equal amounts over three years, with the exception of the 5,000 options granted annually to each trustee, which vest as follows: 1,667 shares six months after the grant date, 1,667 shares one year after the grant date and 1,666 shares two years after the grant date.

(2) The dollar amounts under these columns reflect the 5% and 10% rates of compounded annual appreciation set by the SEC over the ten year option term and are not intended to forecast possible future appreciation of the Trust's common share price. No gain to the optionee is possible without an increase in common share price, which would benefit all shareholders as well. A 5% per year compounded appreciation in common share price from $47.50 yields $77.37 per common share, from $49.25 yields $80.22 per common share, and from $50.6875 yields $82.56 per common share. A 10% per year compounded appreciation in common share price from $47.50 yields $123.20 per common share, from $49.25 yields $127.74 per common share, and from $50.6875 yields $131.47 per common share.

                            OPTION EXERCISES IN 1998
                       AND DECEMBER 31, 1998 OPTION VALUES

                                                                      NUMBER OF                    VALUE OF
                               NUMBER OF                             UNEXERCISED                  UNEXERCISED
                                SHARES            VALUE               OPTIONS AT                  OPTIONS AT
                               ACQUIRED         REALIZED            DEC. 31, 1998                DEC. 31, 1998
                                 UPON             UPON               EXERCISABLE/                EXERCISABLE/
           NAME                EXERCISE        EXERCISE(1)          UNEXERCISABLE                UNEXERCISABLE(2)
           ----                --------        -----------        ------------------          -------------------
Douglas Crocker II                10,000          $164,375           327,500/500,000           $2,012,597/352,090
Gerald A. Spector                 16,750           426,906           184,251/229,999            1,338,265/248,437
Edward J. Geraghty                     0                 0                  0/50,000                          0/0
Alan W. George                         0                 0             44,999/72,501               453,743/57,975
Gregory H. Smith                       0                 0             59,999/70,001              600,930/132,506

---------------------
(1) Represents the market value of a common share on the exercise date less the exercise price of the option.
(2) Represents the market value of a common share at December 31, 1998 ($40.3125) less the exercise price of in-the-money options.


                     LONG-TERM INCENTIVE PLAN AWARDS IN 1998

          NAME             NUMBER OF UNITS       PERFORMANCE PERIOD
          ----             ----------------      ------------------
Douglas Crocker II              33,000         1-1-99 to 12-31-2002
Gerald A. Spector               16,700         1-1-99 to 12-31-2002
Edward J. Geraghty               6,000         1-1-99 to 12-31-2002
Gregory H. Smith                 6,000         1-1-99 to 12-31-2002
Alan W. George                   6,000         1-1-99 to 12-31-2002

      This table identifies the target number of performance units awarded under the Trust's Performance Based Restricted Share Grant Agreement (the "Performance Based Plan") in January 1999 for services rendered during 1998. The executive officers have the opportunity to earn in common shares, which will be issued under the Share Option and Share Award Plan, an amount up to 225% of the target amount of units. The owners of performance units have no right to vote, receive dividends or transfer the units until common shares are issued in exchange for the units. The number of common shares the executive receives on the third anniversary of the grant date will depend on the excess, if any, by which the Trust's average annual return (i.e., common share dividends as a percentage of common share price as of January 1st of each year, and increase in funds from operations ("FFO") on a per share basis over the prior year) for the three performance years ("Average Annual Return") exceeds the average of the 10-year Treasury Note interest rate as of January 1st of each performance year (the "T-Note Rate").

If the Trust's Average
  Annual Return exceeds
  the T-Note Rate by:                   0-0.9%      1-1.9%     2-2.9%     3-3.9%    4-4.9%    5-5.9%   6-6.9%     7%

Then the executive will receive
  common shares equal to the
  target number of units times the
  following percentage:                   0%         50%        100%       115%      135%      165%     190%     225%

      Fifty percent of the common shares to which an executive under the Performance Based Plan may be entitled will vest on the third anniversary of the award; twenty-five percent will vest on the fourth anniversary and the remaining twenty-five percent will vest on the fifth anniversary. The executive's rights will also fully vest upon the employee's death, disability or upon the change of control of the Trust.

      NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE TRUST'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION PRESENTED BELOW AND THE PERFORMANCE GRAPH FOLLOWING SUCH REPORT SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FUTURE FILINGS.

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board consists of the independent trustees of the Trust listed below. The Committee's functions include the review and approval of the Trust's executive compensation structure and overall benefits program. The purpose of the Trust's executive compensation program is to establish and maintain a performance and achievement oriented environment throughout the Trust so that the interests of its executives are aligned with the interests of the Trust's shareholders. The program is designed so that executives may earn higher than average total compensation for above-average job performance. There are four major components of the Trust's executive compensation program: (1) base salary, (2) bonuses, (3) performance based shares and (4) restricted share and share option awards. Each of these components is further discussed below.

      BASE SALARY. The Trust's overall salary structure is reviewed annually, using outside executive compensation surveys of the real estate industry in general and REITs in particular, to ensure that it remains competitive. Positions are classified within the salary structure on the basis of assigned responsibilities and on an evaluation of the latest survey information available, as to appropriate compensation levels. Individual base salaries are reviewed at least annually. Salary increases are granted based on each executive's performance as well as such executive's position in the applicable salary range.

      BONUS. The objectives underlying the Trust's bonus program are to more closely link bonus awards to value added for the Trust's shareholders and promote a culture of performance and ownership among the Trust's managers. Executive officers' mid-term incentives are accomplished by tying the executive officers' performance to the continued performance of the Trust. The Trust accomplishes this by awarding the Chief Executive Officer and each other executive officer some or all of his bonus, as determined by the Compensation Committee, in restricted common shares or common share equivalents, which shares vest two years from the date of grant. The Compensation Committee believes that having its executive officers "invest" a portion of their bonuses in common shares or common share equivalents facilitates better alignment of the executive officer's compensation with the performance of the Trust's common shares.

      The long-term incentives for executive officers are in the form of performance-based restricted share awards and restricted share and share option awards.

      PERFORMANCE BASED SHARES. The Performance Based Restricted Share Plan is designed to focus the Trust's key employees eligible under this plan on achieving a high level of financial performance (i.e., common share dividends and FFO growth), and to encourage such key employees to continue their employment with the Trust. Under this plan, awards are made to certain executive officers on an annual basis by setting a target number of common shares for each executive. The employee will be eligible to receive from 0% to 225% of the target number of common shares, based on the Trust's Average Annual Return (as described above) during the three-year period following the award. The number of common shares an executive will receive will be fixed and determined and then issued (subject to the five-year vesting formula previously discussed) to the executive beginning on the third anniversary of the grant of award. It is anticipated that awards will be made on an annual basis so that by the fifth year of an award, each executive will have vested and unvested rights in each of the previous five awards.

      RESTRICTED SHARE AND SHARE OPTION AWARDS. The Compensation Committee recognizes that while the bonus program provides rewards for positive short-term and mid-term performance, the interests of shareholders are also served by giving key employees the opportunity to participate in the appreciation of the Trust's common shares through the granting of share options. The Compensation Committee believes that over an extended period of time, share performance will, to a meaningful extent, reflect executive performance and that such arrangements further reinforce management goals and incentives to achieve shareholder objectives. The share options vest over a period of three years at a rate of one-third of such grant each year, thereby encouraging the retention of key employees who receive awards. Beginning in January 1999, the Trust has allowed its executive officers to take up to one-half of the value of the share options they otherwise would have received in the form of restricted common shares which vest in full upon the third anniversary of the share grant. The amount of restricted shares or share options awarded each executive was determined utilizing the aforementioned executive compensation surveys and an assessment of the executive officer's achieved performance goals and objectives.

      Based on the executive compensation surveys and the Trust's financial performance in 1998, the Compensation Committee believes that the salary, bonus, performance shares and share option grants of Mr. Crocker, the Chief Executive Officer and President of the Trust, are fair and competitive and that the Trust's overall executive compensation ranks in the upper quartile among the general real estate industry and among REITs. This ranking correlates with the excellent financial performance of the Trust in 1998. The Trust accomplished its main goals in 1998 by increasing its net income and FFO per common share, strengthening its balance sheet, increasing its portfolio size and continuing the diversification of its portfolio across the United States, thereby providing stability in cash flows and insulation against regional economic downturns.

      During Mr. Crocker's tenure as Chief Executive Officer and President, the Trust has become the largest owner and operator of multifamily properties and has the largest market capitalization of all multifamily REITs and among the largest market capitalization of all REITs. The key performance measure the Compensation Committee used to determine Mr. Crocker's 1998 compensation was the continued execution of the Trust's growth strategy in 1998 while simultaneously maintaining excellent financial operating results. The Trust's financial performance in 1998 was in the top quartile in almost every financial category when compared to other multifamily REITs, due in large part to Mr. Crocker's leadership, foresight and experience. The Committee notes the following factors in support of its conclusion:

o An 11.3% increase in FFO per fully-diluted common share over 1997, compared with the multifamily REIT average increase of 10.2%;
o Excellent "same store" operating results with such properties achieving a 5.9% increase in net operating income over 1997;
o Distributions per common share of $2.72, a 6.7% increase over 1997 while simultaneously lowering the Trust's distribution pay-out ratio;
o Acquisition of 212 properties with 56,447 units in 1998 representing an investment of $3.8 billion: 21,457 units and 94 properties through property acquisitions and 34,990 units and 118 properties in the Merry Land Merger;
o Disposition of 20 properties with 4,719 units in 1998 representing sales proceeds of $177 million, for a reported gain of $21.7 million;
o Maintenance of investment grade credit ratings on the Operating Partnership's unsecured debt: Moody's (A3), Standard & Poor's (BBB+) and Duff & Phelps (A-); and
o Mr. Crocker's recognition again as Multifamily Property Executive of the Year by Commercial Property News and Outstanding CEO of the Year by Realty Stock Review.

      Based on the Trust's excellent financial performance in 1998, the Compensation Committee believes that the compensation program properly rewards its executive officers for achieving improvements in the Trust's performance and serving the interest of its shareholders.

      Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code"), generally disallows a Federal income tax deduction for compensation in excess of $1 million paid in any year to any of the Trust's executive officers listed in the Summary Compensation Table who are employed by the Trust on the last day of a taxable year. Section 162(m), however, does allow a deduction for payments of "performance based" compensation, the material terms of which have been approved by shareholders. Awards under the Trust's award plans may, but need not, satisfy the requirements of Section 162(m). The Trust believes that because it qualifies as a REIT under the Code and therefore is not subject to Federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will not affect the Trust's taxable income, although to the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of shareholder distributions may be subject to Federal income taxation as dividend income rather than return of capital. The Trust does not believe that Section 162(m) will materially affect the taxability of shareholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax portion of individual shareholders.

                                                 RESPECTFULLY SUBMITTED,

                                                 James D. Harper, Jr., Chairman
                                                 Errol R. Halperin
                                                 Sheli Z. Rosenberg

                                PERFORMANCE GRAPH

         Set forth below is a graph that compares the cumulative total returns of the Trust, the Standard & Poor's ("S&P") 500 Stock Index and the index of equity REITs prepared by NAREIT for the last five calendar years. The performance graph assumes an investment of $100 in each of the Trust and the two indexes on December 31, 1993, and the reinvestment of all dividends. The NAREIT equity index includes all REITs which derive more than 75% of their income from equity investments in real estate assets and are listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market.


                                    [GRAPHIC]





             Dec-93        Dec-94      Dec-95      Dec-96     Dec-97     Dec-98

EQR           100           100          111         159        206         174
S&P 500       100           101          139         171        229         294
NAREIT        100           103          119         161        193         160




             EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

      DEFERRED COMPENSATION AGREEMENTS. To encourage Mr. Crocker and Mr. Spector to remain employed by the Trust, the Board has entered into Deferred Compensation Agreements with Mr. Crocker and Mr. Spector. Mr. Crocker's Deferred Compensation Agreement, entered into in 1996, provides Mr. Crocker with a salary benefit after the termination of his employment with the Trust. If Mr. Crocker's employment is terminated by the Trust without cause, he would be entitled to annual deferred compensation for a ten year period commencing on the termination date in an amount equal to $600,000 (as increased by a CPI index from January 1999), multiplied by a percentage equal to 10% per each year since December 31, 1995. In the event Mr. Crocker's employment is terminated as a result of his death, permanent disability or incapacity, he would be entitled to a similar amount except that the annual percentage would be 15%, not 10%. Should Mr. Crocker be terminated for cause or should he choose to leave voluntarily, without good reason, he would not be entitled to any deferred compensation.

      Mr. Spector's Deferred Compensation Agreement, entered into in 1997, provides Mr. Spector with a salary benefit after the termination of his employment with the Trust. If Mr. Spector's employment is terminated by the Trust without cause or voluntarily by Mr. Spector after age 65, he would be entitled to annual deferred compensation for a 15-year period commencing on the termination date in an amount equal to 75% of his average annual base compensation (before bonus) for the prior five calendar years, multiplied by a percentage equal to 6.67% per each year since December 31, 1996. In the event Mr. Spector's employment is terminated as a result of his death, permanent disability or incapacity, he would be entitled to a similar amount except that the annual percentage would be 10%, not 6.67%. Should Mr. Spector be terminated for cause or should he choose to leave voluntarily prior to age 65, without good reason, he would not be entitled to any deferred compensation.


      EMPLOYMENT AGREEMENT. In April 1998, Mr. Geraghty executed an employment agreement with the Trust. The agreement has a three-year term which expires on March 9, 2001. Pursuant to the agreement, Mr. Geraghty will receive compensation of at least $300,000 per year, and the initial bonus, restricted share awards and share options, performance based units and one-time relocation expense reimbursements described above and in the "Summary Compensation Table."

      SHARE DISTRIBUTIONS AGREEMENT. In January 1996, Mr. Crocker was issued options to purchase 100,000 common shares, which options vest over a three-year period and are effective for ten years. The Trust also entered into a Share Distributions Agreement with Mr. Crocker with respect to such options in 1996. Pursuant to the terms of this agreement, upon the exercise of any of these options, Mr. Crocker is entitled to a cash payment in an amount equal to the total amount of common share distributions that would have been paid upon the exercise of such common shares had he owned them for the period from January 18, 1996 until the date of the exercise of the options. This agreement is not affected by Mr. Crocker's death or termination of employment with the Trust.

      CONSULTING AGREEMENTS. In connection with the Wellsford Merger, Messrs. Lynford and Lowenthal each executed a consulting agreement with the Operating Partnership. Each consulting agreement has a term of five years from May 30, 1997, the closing date of the Wellsford Merger. Pursuant to the consulting agreements, each of Messrs. Lynford and Lowenthal will serve as a senior management consultant to the Operating Partnership and will receive compensation at the rate of $200,000 per year plus reimbursement for reasonable out-of-pocket expenses.

      In connection with the Evans Merger, in December 1997, Mr. Evans executed a Consulting Agreement with an affiliate of the Operating Partnership. The consulting agreement has a term of two years and expires on December 31, 1999. Pursuant to the consulting agreement, Mr. Evans will serve as a senior management consultant to the Operating Partnership and will receive compensation at the rate of $225,000 per year. Mr. Evans also received an option to purchase 115,500 common shares that vest in three equal annual installments and have an exercise price equal to $50.125 per common share. Mr. Evans is also eligible to participate in all of the Trust's employee benefit plans in which persons in comparable positions participate, effectively treating Mr. Evans as an employee.

      Several of the Trust's employment benefit plans provide for enhanced employee benefits upon "a change in control" of the Trust. A change of control will generally be deemed to have occurred upon a third party's acquisition of 50% or more of the Trust's stock, whether through purchase, merger or consolidation or a sale of all or substantially all of the assets of the Trust. In general, upon a change in control, all share options, restricted shares and performance based shares become immediately vested.

                      COMPENSATION COMMITTEE INTERLOCKS AND
                              INSIDER PARTICIPATION

      The Compensation Committee members are Messrs. Harper and Halperin and Ms. Rosenberg. For a description of certain transactions between the Trust and Compensation Committee members or their affiliates, see "Certain Relationships and Related Transactions."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      EGI or certain of its affiliated entities provide the Trust with certain services with respect to certain aspects of the Trust's business, including, but not limited to, real estate tax evaluation services, and office facility services. The Audit Committee annually reviews the rates charged by EGI for services rendered to the Trust. Amounts incurred for these services amounted to approximately $868,500 for the year ended December 31, 1998.

      The Trust has engaged Seyfarth, Shaw, Fairweather & Geraldson, a law firm in which Ms. Rosenberg's husband is a partner, and Rudnick & Wolfe, a law firm in which Mr. Halperin is a partner, to perform legal services for the Trust and certain of its subsidiaries from time to time.

      The Trust occupies office space at various office buildings which are owned and/or managed by EOP and its affiliates. Amounts incurred for such office space in 1998 were $1,251,700. Multifamily residential communities owned by various affiliates of Mr. Zell, Mr. Goldberg and Mr. Evans are also managed by the Trust. The Trust received approximately $5.6 million in property and asset management fees from such affiliates for the year ended December 31, 1998.

      Mr. Goldberg is a two-thirds owner and chairman of the board of directors of Artery Property Management, Inc., a real estate property management company ("APMI"). In connection with the acquisition of certain properties from Mr. Goldberg and his affiliates during 1995, the Operating Partnership made a loan to Mr. Goldberg and APMI of $15,212,000 evidenced by two notes and, as of December 31, 1998, secured by 445,540 OP units. The largest aggregate amount of indebtedness outstanding under the loan at any time during 1998 was $15,212,000 and the amount outstanding as of December 31, 1998 was $14,558,484. The first note issued in the amount of $1,056,000 accrues interest at the prime rate plus 3 1/2 % per annum. The second note issued in the amount of $14,156,000 bears interest equal to approximately $287,000 per year plus the amount of distributions payable on 414,615 of the 445,540 OP units pledged as collateral for the loan. The loan requires mandatory prepayments upon receipt of sale proceeds from certain of the properties. This loan matures on November 30, 2004.

      In connection with the agreement to acquire certain properties from Mr. Goldberg and his affiliates, the Operating Partnership extended a $12,000,000 non-revolving line of credit to Mr. Goldberg and his wife in September 1998. The loan bears interest at the prime rate plus 2%. The largest principal amount owed in 1998 was $5,000,000 and the principal balance due at December 31, 1998 was $3,853,482. Payment is secured by a pledge of certain of their OP units as well as additional collateral. The loan requires mandatory prepayments upon receipt of sale proceeds from certain of the properties. The loan is due in full on September 3, 1999.

      During 1998, the Operating Partnership acquired three properties and the related management agreements from affiliates of Mr. Goldberg for an aggregate purchase price of approximately $21.4 million, including the assumption of approximately $4.2 million of indebtedness. The purchase price also included the issuance of 48,328 Junior Convertible Preference Units in the Operating Partnership, which have a liquidation value of $100 and are exchangeable for OP Units upon certain circumstances. On January 13, 1999, Mr. Goldberg and his wife received 5,998 and 6,047 of these preference units, respectively, as of December 22, 1998. Mr. Goldberg's interest in these transactions equaled approximately $3.8 million.

      From January 1, 1999 through March 20, 1999, the Operating Partnership acquired three additional properties and the related management agreements from affiliates of Mr. Goldberg for an aggregate purchase price of approximately $37.4 million, including the assumption of approximately $16.9 million of indebtedness. Mr. Goldberg's interest in these transactions equaled approximately $3.5 million.

      The Operating Partnership has entered into agreements with affiliates of Mr. Goldberg to acquire six additional properties and the related management agreements, which acquisitions are expected to close in 1999. The aggregate purchase price for these properties, before customary prorations, is estimated at approximately $81.8 million, which amount will include the assumption of indebtedness and the issuance of Junior Convertible Preference Units. Mr. Goldberg estimates that his interest in these transactions will equal approximately $10.3 million.

      Mr. Tuomi borrowed $100,000 from the Trust in 1994 related to his purchase of a home in the Chicago area. The loan bears interest at the 30-day London Interbank Offered Rate ("LIBOR") plus 2% with interest due quarterly. The largest principal amount owed in 1998 was $72,000 and the principal balance at December 31, 1998 was $54,000. The loan is payable in equal principal installments of $18,000 over the next three years.

      Mr. Crocker borrowed $140,000 from the Trust in April 1996 related to the payment of a tax liability. The largest principal amount owed in 1998 was $140,000 and the principal balance at December 31, 1998 was zero, as the loan was paid in full in February 1998. The loan bore interest at 30-day LIBOR plus 2%.

      Mr. Crocker borrowed $564,000 from the Trust in August 1996. The loan bears interest at 30-day LIBOR plus 2% with interest due quarterly. The largest principal amount owed in 1998 was $483,420 and the principal balance at December 31, 1998 was $402,850. Payment is secured by a pledge of Mr. Crocker's common shares. The loan is payable in equal principal installments of $80,570 over seven years commencing March 15, 1997.

      Mr. Crocker borrowed $100,000 from the Trust in August 1998 related to the payment of a tax liability. The loan bears interest at 30-day LIBOR plus 2%. The largest principal amount owed in 1998, and the principal balance at December 31, 1998, was $100,000. The loan is payable in full in August 2000.

      Mr. Spector borrowed $300,000 from an affiliate of the Trust in April 1998 related to the payment of a tax liability. The largest principal amount owed in 1998 was $300,000, and the principal balance at December 31, 1998 was zero, as the loan was paid in full in July 1998. The loan bore interest at 30-day LIBOR plus 2%.

      Mr. Spector borrowed $105,000 from an affiliate of the Trust in December 1998 related to the payment of a partnership interest expense. The loan bears interest at 30-day LIBOR plus 2%. The largest principal amount owed in 1998, and the principal balance at December 31, 1998, was $105,000. The loan is due in full on April 30, 1999.

      Mr. Spector borrowed $258,000 from an affiliate of the Trust in December 1998 related to the payment of a tax liability. The loan bears interest at 30-day LIBOR plus 2%. The largest principal amount owed in 1998, and the principal balance at December 31, 1998, was $258,000. The loan is due in full on June 1, 1999.

      Mr. George borrowed $100,000 from the Trust in December 1997 related to home improvements. The loan bears interest at 30-day LIBOR plus 2% with interest due monthly beginning in January 1998. The largest principal amount owed in 1998, and the principal balance due at December 31, 1998, was $100,000. Payment is secured by a pledge of Mr. George's common shares and share options and a second mortgage on Mr. George's home. Payments of principal are due in the amount of $30,000 on each of April 1, 1999 and April 1, 2000; and $40,000 on April 1, 2001.

      The executive officers listed below are indebted to the Trust as a result of purchasing common shares from the Trust in June 1994. The loans accrue interest, payable quarterly in arrears, at the applicable federal rate, as defined in the Code in effect at the date of each loan. The loans are due and payable on the first to occur of the date on which the individual leaves the Trust, other than by reason of death or disability, or the respective loan's due date. The loans are recourse to the respective individuals and are collateralized by a pledge of the common shares purchased. All distributions paid on pledged common shares in excess of the then marginal tax rate on the taxable portion of such distributions are used to pay interest and principal on the loans.

                                        LARGEST PRINCIPAL AMOUNT          PRINCIPAL BALANCE        INTEREST
                    NAME                      OWED IN 1998                AT DEC. 31, 1998           RATE
                    ----                      ------------                ----------------         --------
          Douglas Crocker II                      $814,909                       $770,846             6.21%
          Douglas Crocker II                       931,755                        894,529             6.15%
          Douglas Crocker II                       941,415                        929,073             7.26%
          Douglas Crocker II                     1,864,148                      1,810,368             7.93%
          Frederick C. Tuomi                       313,799                        312,843             7.26%
          Alan W. George                            79,062                         78,081             7.26%

CERTAIN AGREEMENTS BETWEEN THE OPERATING PARTNERSHIP AND WRP

      The following describes certain aspects of the agreements entered into by the Operating Partnership and WRP in connection with the Wellsford Merger on the effective date of the Wellsford Merger. Each of Messrs. Lynford and Lowenthal are officers and directors of WRP and Mr. Crocker is a director of WRP.

      PREFERRED STOCK PURCHASE AGREEMENT. The Operating Partnership has agreed to purchase from WRP up to 1,000,000 shares of WRP Series A Preferred Stock at $25.00 per share as requested by WRP over the three-year period commencing on the date of the Wellsford Merger. The Operating Partnership and WRP entered into voting agreements, rights of first refusal and registration rights agreements relating to such shares of WRP.

      WRP BOARD MEMBER ELECTED BY THE OPERATING PARTNERSHIP. Upon consummation of the Wellsford Merger, the Operating Partnership, as the holder of WRP Class A Common Stock, was entitled to elect, and did so elect, Mr. Crocker to the WRP Board of Directors. Mr. Crocker received options to purchase 21,375 shares of WRP common stock upon his election as a director of WRP. In the event Mr. Crocker (or other person subsequently elected by the Operating Partnership to the WRP Board of Directors) becomes unable or unwilling to serve as a director or is no longer employed by the Operating Partnership, the Operating Partnership and WRP will agree to the election of another member of senior management of the Operating Partnership to the WRP Board of Directors.

      AGREEMENT REGARDING PALOMINO PARK. Upon consummation of the Wellsford Merger, WRP and the Operating Partnership became the shareholders in Wellsford Park Highland Corp. ("WPHC"), with WRP owning 80% of the shares of WPHC, consisting of voting Class A Shares, and the Operating Partnership owning the remaining 20% of WPHC, consisting of non-voting Class B Shares. WPHC is one of two members of the limited liability companies which own Phase I and Phase II, respectively, of Palomino Park, a master planned five phase multifamily development project in suburban Denver, Colorado. The Operating Partnership has no further obligation to contribute capital to WPHC.

      The Operating Partnership has entered into a credit enhancement agreement with WRP with respect to the Palomino Park development project. Under this agreement, the Operating Partnership will make its credit available to Dresdner Bank, A.G., New York Branch in the form of a guaranty in respect of a letter of credit issued to WRP for a period of eight years from date of the Wellsford Merger. WRP has agreed to pay an annual credit enhancement fee to the Operating Partnership for such enhancement and has agreed to reimburse the Operating Partnership for any amounts it pays under the guaranty, together with interest on such amounts.

INTERESTS OF MESSRS. KNOX AND THOMPSON IN THE MERRY LAND MERGER

      Messrs. Knox and Thompson received certain benefits from the Trust or the Operating Partnership in connection with the Merry Land Merger. Each of Messrs. Knox and Thompson had agreements with Merry Land that entitled him to the benefits described below.

      SEVERANCE PAYMENTS. On July 8, 1998, the Merry Land Board of Directors adopted a Retention and Severance Program and approved the execution of agreements with the executive officers of Merry Land as well as 106 other specified employees. On the date of the Merry Land Merger, Mr. Knox received a payment of $1.6 million and Mr. Thompson received a payment of $1.7 million under this program.

      STOCK LOANS. Messrs. Knox and Thompson previously purchased shares of Merry Land common stock at their then fair market value, the purchase price of which was borrowed from Merry Land and evidenced by interest-free, full-recourse promissory notes secured by the Merry Land common stock purchased with the stock loans. On the date of the Merry Land Merger, the then remaining principal balance of the loans was forgiven for Messrs. Knox and Thompson in the amounts of approximately $3.1 million and $2.3 million, respectively.

      OPTIONS. In December 1998, Mr. Thompson exercised options to purchase 42,832 common shares through a cashless exercise and received approximately $137,600 in gross proceeds. Also in December 1998, Mr. Thompson exercised options to purchase 20,517 shares in consideration for an exercise price of $41.6875 per share in cash. In January 1999, Mr.Thompson exercised options to purchase 26,831 common shares through a cashless exercise and received approximately $101,000 in gross proceeds.

      EXCISE TAX GROSS-UP. The Retention and Severance Program provided that Messrs. Knox and Thompson were entitled to receive certain gross-up payments intended to put them in the same financial position that they would have been in if the excise tax imposed by Internal Revenue Code Section 4999 was not imposed on the lump sum payments made under the Retention and Severance Program and on certain other payments and benefits described above. Messrs. Knox and Thompson received actual estimated tax gross-up payments of approximately $2.7 million and $2.3 million, respectively.

      APPOINTMENT TO BOARD OF TRUSTEES OF THE TRUST. On October 19, 1998, Messrs. Knox and Thompson were appointed to the Board of Trustees of the Trust for terms ending at the annual meeting of the Trust in the years 1999 and 2001, respectively.

CERTAIN AGREEMENTS BETWEEN THE TRUST AND MRYP

      The following describes certain aspects of the agreements entered into by the Trust and MRYP in connection with the Merry Land Merger on the effective date of the merger. Mr. Knox is a director and Mr. Thompson is an officer and a director of MRYP.

      DEVELOPMENT AGREEMENT. Merry Land had initiated a program to develop five new apartment communities utilizing the services of third party developers. Pursuant to a Development Agreement between MRYP and the Operating Partnership, MRYP has agreed to manage the completion of this program for the Trust in exchange for an aggregate fee of approximately $2.4 million payable in monthly installments based on the progress of development until all development is complete. Upon consummation of the transactions, the Operating Partnership or other affiliates of the Trust will own fee simple title to these five properties.

      The Operating Partnership and MRYP also entered into property management agreements under which MRYP will provide lease-up property management services with respect to these development properties in exchange for a management fee of 4% of gross revenues, with a minimum of $4,000 per month per project, until an occupancy level of 85% is reached; provided, that the management agreements may be terminated earlier by the Operating Partnership, upon a payment to MRYP (if the agreements are terminated without cause) equal to the difference, if any, between $500,000 and the aggregate amount of all management fees theretofore paid by the Trust to MRYP with respect to the five properties. Once the 85% occupancy level is achieved, the Operating Partnership will have the right to manage the property itself, contract with a third party upon terms agreeable to Operating Partnership, or contract with MRYP for a management fee equal to 3.5% of revenues.

      MRYP will also manage the development of Wyndham Apartments, Richmond, Virginia (264 units) and Prairie Creek II, Dallas, Texas (228 units) on a month-to-month basis for the Operating Partnership in exchange for an aggregate fee of $57,250 payable in monthly installments and, if requested by the Trust, will enter into property management agreements with respect to those properties, terminable with thirty days' notice without penalty.

      OPTION AGREEMENT AND RIGHT OF FIRST/LAST OFFER AGREEMENT. Pursuant to an Option Agreement and Right of First/Last Offer Agreement (the "Option Agreement"), MRYP has agreed to grant to the Operating Partnership certain rights of first refusal and last offer with respect to two apartment development sites adjacent to communities obtained in the Merry Land Merger, which communities are among the six communities contributed by the Trust to joint venture entities as described below. MRYP may not develop or transfer the development sites (as the same may be improved) without first giving notice to the Operating Partnership. The Operating Partnership may respond to the notice by giving consent to the proposed transaction, purchasing the property at fair market value (in the case of a proposed development) or entering into the transaction with MRYP (in the case of a proposed sale) in place of the proposed third parties.

      JOINT VENTURE AGREEMENT. MRYP and the Operating Partnership entered into Joint Venture Agreements pursuant to which the Operating Partnership caused six apartment communities located in Augusta and Savannah, Georgia and Charleston, South Carolina, which were obtained by the Trust in the Merry Land Merger to be contributed to limited liability companies of which the Operating Partnership and MRYP will be the sole members. The joint venture entities will enter into management agreements with MRYP pursuant to which MRYP will receive a management fee equal to 4% of gross revenues. Pursuant to the Joint Venture Agreements, MRYP will share in rental revenues and/or sale proceeds in excess of certain targets after the Operating Partnership receives its preferred return. MRYP will also have a three year option to purchase any or all of these communities under certain conditions.

      TRANSITION FEE. MRYP and the Operating Partnership agreed that MRYP will perform certain transition services for a period following the Merry Land Merger in the areas of personnel, capital projects and other matters in exchange for a transition fee of $2.4 million.

      SENIOR DEBT AGREEMENT. As partial consideration for the transfer of the MRYP properties, the Operating Partnership extended to MRYP a $25 million, one year, non-revolving Senior Debt

Agreement, approximately $18.3 million of which was outstanding as of December 31, 1998, bearing interest at the rate of LIBOR plus 250 basis points or prime plus 200 basis points, at the election of MRYP. The Senior Debt Agreement contains certain financial covenants and events of default restricting the conduct of MRYP's business.

      SUBORDINATED DEBT AGREEMENT. As additional partial consideration for the transfer of the MRYP properties, the Operating Partnership extended to MRYP a $20 million, 15-year, Subordinated Debt Agreement, bearing interest payable quarterly and accruing as follows:

Years 1-5....................         8.00%   Year 11.....................       9.75%
Year 6.......................         8.25    Year 12.....................      10.50
Year 7.......................         8.50    Year 13.....................      11.50
Year 8.......................         8.75    Year 14.....................      12.75
Year 9.......................         9.00    Year 15.....................      14.25
Year 10......................         9.25

The Subordinated Debt Agreement contains various affirmative and negative covenants and events of default restricting the conduct of MRYP's business.

      PREFERRED STOCK PURCHASE AGREEMENT. Pursuant to a Preferred Stock Purchase Agreement, the Operating Partnership purchased 5,000 shares of MRYP preferred stock from Merry Land on the day before the effective date of the Merry Land Merger for a purchase price of $5 million. The dividend rate on the MRYP preferred stock is as follows:

Years 1-5....................         8.00%   Year 11.....................       9.75%
Year 6.......................         8.25    Year 12.....................      10.50
Year 7.......................         8.50    Year 13.....................      11.50
Year 8.......................         8.75    Year 14.....................      12.75
Year 9.......................         9.00    Year 15.....................      14.25
Year 10......................         9.25

      The Preferred Stock Agreement contains various affirmative and negative covenants and events of default similar to those set forth in the Subordinated Debt Agreement.

      OFFICE LEASE AGREEMENT. MRYP and the Operating Partnership entered into an Office Lease Agreement pursuant to which the Operating Partnership leases a portion of the MRYP office at 624 Ellis Street in Augusta, Georgia. The term of the lease is three years from the date of the Merry Land Merger with annual rent equal to the amount of all operating expenses attributable to the leased space.

                                   PROPOSAL 2

                            APPROVAL OF AMENDMENT TO
                  THE TRUST'S SHARE OPTION AND SHARE AWARD PLAN

      THE AMENDMENT. The Trust seeks shareholder approval of an amendment to increase the number of common shares authorized to be awarded under the Trust's Fourth Amended and Restated 1993 Share Option and Share Award Plan (the "Award Plan") from 8,000,000 common shares to 12,500,000 common shares. The Board approved the amendment to the Award Plan on March 12, 1999, and recommended that it be submitted to the shareholders of the Trust for approval.

      DESCRIPTION OF THE AWARD PLAN. The Award Plan provides a means whereby the Trust may award common shares, grants of options to purchase common shares, share appreciation rights (in tandem with or independent of options), and/or dividend equivalent rights with respect to common shares, restricted shares and performance based shares to certain key employees, officers, trustees and consultants of the Trust who are responsible for the Trust's future growth and continued success. The Board believes that it is advisable to have additional common shares available for future issuance in connection with employee share incentive programs.

      The purpose of amending the Award Plan is to increase the number of common shares eligible for issuance thereunder by 4,500,000 common shares, from 8,000,000 common shares to 12,500,000 common shares. As of March 18, 1999, 7,263,521 restricted share awards and share options were outstanding under the Award Plan. As 736,479 options and share awards have been previously exercised, there are no common shares available for issuance under the Award Plan. There were also 214,380 options outstanding under the Merry Land Stock Option and Incentive Plan that was assumed as part of the Merry Land Merger. No more options or share grants will be issued under that plan. Subject to shareholder approval of this amendment, the Compensation Committee will grant approximately 400,000 options and restricted share awards under the Award Plan. If this amendment is approved, approximately 7.7 million options and restricted share awards will be outstanding, and approximately 4.1 million common shares will be available for issuance under the Award Plan (i.e., 12,500,000 - 7,700,000 outstanding - 736,479 exercised). The proposed amendment to the Award Plan will not result in any new plan benefits to the Trust's trustees, executive officers or other employees.

      VOTE REQUIRED. The amendment to the Award Plan will not take effect until approved by the holders of a majority of the common shares present, or represented, and entitled to vote at the meeting. Abstentions will have the same effect as votes against the approval of this amendment to the Award Plan. Broker non-votes will not be counted as common shares entitled to vote on the matter and will have no effect on the vote.

      THE BOARD RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE AWARD PLAN. PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" THIS AMENDMENT TO THE AWARD PLAN UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Trust to report, based on its review of reports to the SEC about transactions in its common shares furnished to the Trust and written representations of its trustees, executive officers and 10% common shareholders, that for 1998:

      Mr. Alexander filed a Form 4 late to report the purchase of 2,500 common shares. Ms. Rosenberg filed a Form 4 late to report the purchase of 500 common shares by her spouse and a Form 5 which included the late report of a grant of options to acquire 35,000 common shares.

                                    AUDITORS

      Ernst & Young LLP served as our auditors for the fiscal years ended December 31, 1996, 1997 and 1998 and has been engaged to serve as our auditors for the fiscal year ending December 31, 1999. Representatives of Ernst & Young LLP are expected to be available at the Annual Meeting. Such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                   SHAREHOLDER PROPOSALS FOR THE 2000 MEETING

      Shareholder proposals intended to be presented at the 2000 Annual Meeting of Shareholders must be received by the Secretary of the Trust no later than November 30, 1999, in order to be considered for inclusion in our 2000 Proxy Statement.

                               1998 ANNUAL REPORT

      Shareholders are concurrently being furnished a copy of the Trust's 1998 Annual Report which contains its audited financial statements at December 31, 1998. Additional copies of our Annual Report and Form 10-K for the year ended December 31, 1998, as filed with the SEC, may be obtained at no charge by contacting Cynthia McHugh, Senior Vice President -- Investor Relations of the Trust, at Two North Riverside Plaza, Chicago, Illinois 60606, 312-928-1905.

                                  OTHER MATTERS

      The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

                                              By Order of the Board of Trustees

                                              /s/ Bruce C. Strohm

                                              Bruce C. Strohm
                                              Executive Vice President,
                                              General Counsel and Secretary
Chicago, Illinois
March 31, 1999

                                          EQR-PS-99


                     [1208-EQUITY RESIDENTIAL PROPERTIES TRUST] [FILE NAME: ERP49B.ELX] [VERSION-3] [3/17/99]

ERP49B                                                      DETACH HERE
------------------------------------------------------------------------------------------------------------------------------------


                                                               PROXY

                                                EQUITY RESIDENTIAL PROPERTIES TRUST


                                        TWO NORTH RIVERSIDE PLAZA, CHICAGO, ILLINOIS 60606


                                 THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
                                 FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 1999



     The undersigned shareholder of Equity Residential Properties Trust, a Maryland real estate investment trust (the "Trust")
hereby appoints DOUGLAS CROCKER II and GERALD A. SPECTOR, or either of them (the "Representatives"), with full power of substitution, as proxies for the undersigned to represent the undersigned at the Annual Meeting and to vote all Common Shares of the Trust which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Trust to be held in Chicago,
Illinois, on May 17, 1999, and any adjournment thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual
Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such
Common Shares.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. IF YOU DO NOT MARK ANY
BOXES, YOUR PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF TRUSTEES' RECOMMENDATIONS. THE REPRESENTATIVES CANNOT VOTE YOUR
SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

     Note: If you plan to attend the Annual Meeting in person, please let us know by marking the enclosed proxy card in the space provided.

---------------                                                                                                      ---------------
  SEE REVERSE                               CONTINUED AND TO BE SIGNED ON REVERSE SIDE                                 SEE REVERSE
     SIDE                                                                                                                 SIDE
---------------                                                                                                      ---------------


EQUITY RESIDENTIAL
PROPERTIES TRUST

C/O EQUISERVE
P.O. BOX 8040
BOSTON, MA 02266-8040


---------------------                                            --------------------
  VOTE BY TELEPHONE                                                VOTE BY INTERNET
---------------------                                            --------------------
It's fast, convenient, and immediate!                            It's fast, convenient, and your vote is immediately
Call Toll-Free on a Touch-Tone Phone                             confirmed and posted.

1-877-PRX-VOTE (1-877-779-8683).

FOLLOW THESE FOUR EASY STEPS:                                    FOLLOW THESE FOUR EASY STEPS:

1.  READ THE ACCOMPANYING PROXY STATEMENT                        1.  READ THE ACCOMPANYING PROXY STATEMENT
    AND PROXY CARD.                                                  AND PROXY CARD.

2.  CALL THE TOLL-FREE NUMBER                                    2.  GO TO THE WEBSITE
    1-877-PRX-VOTE (1-877-779-8683). FOR                             http://www.eproxyvote.com/eqr
    SHAREHOLDERS RESIDING OUTSIDE THE UNITED
    STATES, CALL COLLECT ON A TOUCH-TONE PHONE                   3.  ENTER YOUR 14-DIGIT VOTER CONTROL NUMBER
    1-201-536-8073.                                                  LOCATED ON YOUR PROXY CARD ABOVE YOUR NAME.

3.  ENTER YOUR 14-DIGIT VOTER CONTROL NUMBER                     4.  FOLLOW THE INSTRUCTIONS PROVIDED.
    LOCATED ON YOUR PROXY CARD ABOVE YOUR NAME.

4.  FOLLOW THE RECORDED INSTRUCTIONS.

YOUR VOTE IS IMPORTANT!                                          YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!                                     Go to http://www.eproxyvote.com/eqr anytime!


                             DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.

EOP30A                                                      DETACH HERE
------------------------------------------------------------------------------------------------------------------------------------
                     [1208-EQUITY RESIDENTIAL PROPERTIES TRUST] [FILE NAME: ERP49A.ELX] [VERSION-4] [3/17/99]
|X| PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.


1. Authority to vote for the election as trustees of the five                                               FOR   AGAINST   ABSTAIN
   nominees listed below to terms expiring in 2002:              2. Authority to vote for the approval of   | |     | |       | |
   NOMINEES: (01) Samuel Zell, (02) John W. Alexander,              the amendment to the Fourth
   (03) Henry H. Goldberg, (04) Errol R. Halperin, and              Amended and Restated 1993 Share
   (05) Boone A. Knox.                                              Option and Share Award Plan.
          FOR      | |      | | WITHHELD
          ALL                   FROM ALL                         3. In their discretion, the Representatives are authorized to vote
        NOMINEES                NOMINEES                            upon such other matters as may properly come before the meeting.

                                                                 THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE
| |                                                              MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO
    --------------------------------------------------------     DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR AUTHORITY TO VOTE
    For all nominees, except vote withheld from the nominees     FOR THE ELECTION AS TRUSTEES OF THE FIVE NOMINEES TO TERMS
    noted on the line above.                                     EXPIRING IN 2002 AND FOR ITEM 2 AND OTHERWISE IN THE DISCRETION
                                                                 OF THE REPRESENTATIVES.

                                                                                                           MARK HERE       | |
                                                                                                        TO DISCONTINUE
                                                                                                         EXTRA ANNUAL
                                                                                                            REPORT

                                                                    MARK HERE      | |                     MARK HERE       | |
                                                                   FOR ADDRESS                            IF YOU PLAN
                                                                    CHANGE AND                             TO ATTEND
                                                                   NOTE AT LEFT                           THE MEETING.

                                                                 Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title under signature.

Signature:                               Date:                   Signature:                               Date:
          ------------------------------      --------------               ------------------------------      --------------

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